SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------



                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 8, 2005

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)



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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT


SECOND AMENDMENT TO NON QUALIFIED DEFERRED COMPENSATION PLAN

            The American Jobs Creation Act of 2004 mandated a number of changes to non-qualified deferred compensation plans by adding new section 409A to the Internal Revenue Code. The Treasury Department has subsequently issued guidance under the new section which, in part, allows certain changes to deferral elections by participants in such plans as transition relief under the new law (the "Transition Relief"). On December 8, 2005, the Compensation Committee of the Board of Directors approved a Second Amendment to the Company's Non-Qualified Deferred Compensation Plan (the "Plan") to permit certain executive officers to terminate their participation in the Plan on or before December 31, 2005 pursuant to the Transition Relief.

            This description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the amendment, a copy of which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

LETTER AGREEMENT BETWEEN THE COMPANY AND TOD G. MERTES

            The Company entered into a Letter Agreement with Tod G. Mertes, its Vice President, Controller and Treasurer dated as of December 8, 2005, the date the Agreement was approved by the Compensation Committee of the Board of Directors. The Agreement provides for certain severance and retention or stay bonus payments to Mr. Mertes under specified circumstances. This description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the agreement, a copy of which is attached as Exhibit 10.2 to this report and incorporated herein by reference.

SUSPENSION OF AND AMENDMENT TO DIRECTOR FEE OPTION GRANT PROGRAM UNDER THE 2002 STOCK INCENTIVE PLAN

         On December 8, 2005, the Compensation Committee approved the suspension of the Director Fee Option Grant Program (the "Program") under the Company's 2002 Stock Incentive Plan (the "2002 Plan"). The Program was suspended by the Compensation Committee for calendar year 2006 due to restrictions on the grant of discounted options under state blue sky laws. The Program may resume upon the Company's relisting on the NASDAQ National Market and approval of the Compensation Committee.

         The Program is implemented under the 2002 Plan for each calendar year until otherwise determined by the Compensation Committee. Under the Program, each non-employee Board member may elect, prior to the start of each calendar year, to apply all or any portion of the annual fees otherwise payable in cash for his or her period of service on the Board for that year to the acquisition of a special discounted option grant. The option grant is a non-statutory option under the federal tax laws and is automatically made on the first trading day in January in the calendar year for which the director fee election is in effect. The option has a maximum term of 10 years measured from the grant date and an exercise price per share equal to one-third of the fair market value of the option shares on such date. The number of shares subject to each option is determined by dividing the amount of the annual fees applied to the acquisition of that option by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) is equal to the portion of the annual fees applied to the acquisition of the option. The dollar amount of the fee subject to the Board member's election each year is equal to his or her annual retainer fee, plus the number of regularly-scheduled Board meetings for that year multiplied by the per Board meeting fee in effect for such year.

         The Board of Directors also authorized the Company's management to prepare an amendment to the 2002 Plan to bring the Program into compliance with
Section 409A of the Internal Revenue Code of 1986, and the Treasury regulations thereunder (the "Code"). Such amendment will provide that the options granted pursuant to the

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Program will be automatically exercised upon the first to occur of (1) the director's death or disability, (2) the director's separation from service with the Company, within the meaning of Section 409A of the Code, (3) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of
Section 409A of the Code, or (4) the tenth anniversary of the date of grant. All other terms of the Program will remain in effect. Such amendment will be effective on the date the Program is reinstated. Non-employee Board members will elect, prior to December 31, 2005, whether to participate in the Program during 2005 in the event the Program is reinstated during 2006. The Company will file a form of such amendment with the Company's next periodic report.

        The Board also authorized management to prepare an amendment to the 2002 Plan to permit shares of the Company's common stock to be issued pursuant to the Stock Issuance Program under the 2002 Plan in consideration of Board fees to be paid by the Company or any parent or subsidiary to directors in a calendar year, subject to management's review of legal and regulatory requirements related to such amendment.


ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)         Exhibits


EXHIBIT NUMBER        DESCRIPTION
----------------      --------------------

10.1                  Second Amendment to Non-Qualified Deferred Compensation
                      Plan
10.2                  Letter Agreement by and between the Company and Tod G.
                      Mertes dated as of December 8, 2005


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                                  LIGAND PHARMACEUTICALS INCORPORATED




    Date : December  14, 2005     By:     /s/ Warner R. Broaddus
                                  Name:   Warner R. Broaddus
                                  Title:  Vice President, General Counsel &
                                          Secretary

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